Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS

— Reports 7th Consecutive Quarter of Esbriet Revenue Growth —

BRISBANE, Calif., July 24, 2013 — InterMune, Inc. (NASDAQ: ITMN) today announced results from operations for the second quarter ended June 30, 2013, and recent business highlights.

InterMune reported Esbriet® (pirfenidone) revenue in the second quarter of 2013 of $14.4 million, compared with $5.5 million of Esbriet revenue in the same quarter of 2012. Sequentially, Esbriet revenue in the second quarter of 2013 increased 37 percent from $10.5 million in the first quarter of 2013.

Dan Welch, Chairman, Chief Executive Officer and President of InterMune, said, “We continue to successfully execute on our EU and Canadian growth strategy and are pleased to report the seventh consecutive quarter of revenue growth of Esbriet since its first launch in Germany in September 2011. Having recently secured attractive pricing and reimbursement in Italy, England and Ireland, Esbriet is now priced and reimbursed in 13 of our original 15 top-priority European countries, a solid achievement when considering the challenging economic conditions in the EU.

“Regarding the U.S. market, we remain on track to report top-line results from the confirmatory Phase 3 ASCEND study of Esbriet in Q2 2014,” Mr. Welch added.

Recent Business and Clinical Development Highlights

•

On April 22, 2013, the health technology appraisal body in England and Wales, NICE, recommended Esbriet for treating idiopathic pulmonary fibrosis (IPF) patients whose predicted forced vital capacity (FVC) is between 50 percent and 80 percent at the initiation of therapy. The Final Guidance recommends the prescription of Esbriet as long as InterMune makes the Patient Access Scheme (PAS) available. The PAS is a confidential pricing and access agreement with the UK’s Department of Health. The company currently plans to launch Esbriet in England and Wales by the middle of August 2013.

•

On June 14, 2013, InterMune reported that the pricing and reimbursement conditions for Esbriet had been published in the Official Gazette, the official journal of the government of Italy. Following this, Esbriet was launched in Italy in July 2013. Up to three quarters are needed in Italy for completion of regional procedures before full reimbursement for Esbriet is available in all regions of the country. Reimbursement for Esbriet in Italy will be provided under a risk-sharing arrangement. Patients whose FVC declines, in absolute terms, by 10 percent or more during the first six months of treatment will not be eligible for reimbursement and the cost of therapy during their treatment period will be credited to the National Health Care System. InterMune estimates that approximately 15 percent of patients that initiate therapy will have such an FVC decline.

•

On July 8, 2013, the Health Service Executive (HSE), the health technology appraisal committee in Ireland, reported that it had approved Esbriet for reimbursement in the treatment of mild-to-moderate IPF. Esbriet is priced at €36,026.51, or approximately $47,300, per patient, per year in Ireland. Reimbursement of Esbriet in Ireland is expected to start August 1, 2013.

•

Other EU Countries – Regarding the remaining two of InterMune’s original 15 top-priority European countries, Spain and the Netherlands, economic conditions in Spain and health care system changes in the Netherlands make it challenging to predict the date by which a company can expect to conclude pricing and reimbursement for a new product. InterMune continues to expect to provide an update on the pricing and reimbursement discussions on Esbriet in Spain and the Netherlands in the fourth quarter of this year and is uncertain at this time whether these countries will contribute meaningful revenues in 2013.

•

InterMune today reported that study conduct in the ASCEND Phase 3 study remains excellent with a high level of patient retention, consistent with that seen in its prior two Phase 3 studies. ASCEND is InterMune’s confirmatory Phase 3 study of Esbriet in 555 IPF patients to support marketing approval in the United States. Top-line results are currently anticipated in Q2 2014.

Second Quarter 2013 Financial Results (Unaudited)

InterMune reported total Esbriet revenue in the second quarter of 2013 of $14.4 million, compared with $5.5 million in the second quarter of 2012, an increase of 162 percent. Sequentially, Esbriet revenue in the second quarter of 2013 increased 37 percent from $10.5 million in the first quarter of 2013. InterMune reported total revenue for the first six months of 2013 of $24.9 million, compared with $10.4 million in the first six months of 2012, an increase of 139 percent.

Research and development (R&D) expenses in the second quarter of 2013 were $27.5 million, compared with $25.2 million in the second quarter of 2012, an increase of 9 percent. R&D expenses were $53.4 million for the six months ended June 30, 2013, compared with $48.4 million in the comparable period of 2012, an increase of 10 percent. Higher R&D expenses in both the three and six-month periods reflect increased expenses primarily due to conduct of the ASCEND trial, for which patient enrollment was completed on January 9, 2013.

Selling, general and administrative (SG&A) expenses were $37.3 million in the second quarter of 2013, compared with $25.6 million in the same period a year earlier, an increase of 46 percent. SG&A expenses were $67.2 million in the first six months of 2013, an increase of 29 percent from $51.9 million in the same period of 2012. The increased spending for the three and six-month periods in 2013 compared with the same periods in 2012 is attributed to the continued development of InterMune’s commercial infrastructure and investments in the pre-launch and launches of Esbriet in Europe and Canada.

InterMune reported a net loss for the second quarter of 2013 of $62.9 million, or $0.77 per share, compared with a net loss of $9.3 million, or $0.14 per share, in the second quarter of 2012. Net loss for the first six months of 2013 was $112.7 million, or $1.42 per share, compared with a net loss of $55.9 million, or $0.86 per share, in the comparable six months of 2012. The net loss in the second quarter of 2012 reflects income from discontinued operations of $32.3 million, net of taxes, related to the divestiture of the company’s rights to Actimmune® (interferon gamma-1b), which was completed on June 19, 2012. Per share amounts included a gain from the role of Actimmune in discontinued operations of $0.50 per share in the second quarter of 2012.

As a result of the June 19, 2012 divestiture of Actimmune, historical Actimmune revenue, cost of goods sold, operating costs, and tax impact are reported in discontinued operations in this and future financial statements and therefore do not appear in the comparisons above regarding on-going operations.

As of June 30, 2013, InterMune had cash, cash equivalents and available-for-sale securities of approximately $386.7 million.

Guidance for 2013 Revenue and Operating Expenses

InterMune today updated its forward-looking financial guidance for Esbriet revenue and reiterated its forward-looking financial guidance for operating expenses in 2013:

•	Esbriet revenue: currently projected to be in a range of $55 to $70 million (previously $40 to $70 million). With regard to its revenue guidance, InterMune noted the following:

•	The anticipated typical decrease in doctor visits by patients and sales forces in Europe during the third quarter due to the summer holidays;

•	The summer launches of Esbriet in Italy and England;

•	Up to nine months are needed in Italy for completion of all regional procedures before full reimbursement for Esbriet is available in all regions of the country; and

•	The outcome of reimbursement in Spain and the Netherlands. The company is uncertain at this time if either Spain or the Netherlands will contribute meaningful revenues in 2013.

•	R&D expense: currently anticipated to be in a range of $100 to $120 million (no change).

•	SG&A expense: currently anticipated to be in a range of $145 to $165 million (no change).

•	Total Operating Expenses (R&D and SG&A): currently anticipated to be in a range of $245 to $285 million (no change).

Conference Call and Webcast Details

InterMune will host a live webcast of a conference call today at 4:30 p.m. EDT to discuss business highlights and financial results for the second quarter 2013. Interested investors and others may participate in the conference call by dialing 800-891-8257 (U.S.) or +1 212-271-4651 (international), conference ID# 21662466. A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

A telephonic replay will be available for 10 business days following the call and can be accessed by dialing 800-633-8284 (U.S.) or +1 402-977-9140 (international), and entering the conference ID# 21662466. The webcast will remain available on the company’s website until the next earnings call.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and orphan fibrotic diseases. In pulmonology, the company is focused on therapies for the treatment of idiopathic pulmonary fibrosis (IPF), a progressive, irreversible, unpredictable and ultimately fatal lung disease. Pirfenidone, the only medicine approved for IPF anywhere in the world, is approved for marketing by InterMune in the EU and Canada as Esbriet® and is currently in a Phase 3 clinical trial to support regulatory registration in the United States. InterMune’s research programs are focused on the discovery of targeted, small-molecule therapeutics and biomarkers to treat and monitor serious pulmonary and fibrotic diseases. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation InterMune’s expectation regarding its anticipated timing of concluding pricing and reimbursement discussions and/or initiating commercial launches for Esbriet in various European countries, including England, Wales, Italy, Finland, Ireland, the Netherlands and Spain; InterMune’s expectation regarding the results of the ASCEND study, including the timing of availability of such results, and the prospects of success thereof and meeting the goal of bringing Esbriet to IPF patients in the United States; InterMune’s expectation in building its Esbriet franchise in North America; and InterMune’s projected revenue from sales of Esbriet and operating expenses for 2013. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 1, 2013 (the “Form 10-K”) and other periodic reports filed with the SEC, including but not limited to the following: (i) the risks related to the uncertain, lengthy and expensive clinical development process for the company’s product candidates, including having no unexpected safety, toxicology, clinical or other issues and having no unexpected clinical trial results such as unexpected new clinical data and unexpected additional analysis of existing clinical data; (ii) risks related to the regulatory process for the company’s product candidates, including the possibility that the results of the new 52-week Phase 3 clinical trial (ASCEND) having an FVC endpoint may not be satisfactory to the FDA for InterMune to receive regulatory approval for pirfenidone in the United States; (iii) risks related to unexpected regulatory actions or delays or government regulation generally; (iv) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue; (v) government, industry and general public pricing pressures; (vi) risks related to our ability to successfully launch and commercialize Esbriet in Europe and Canada, including successfully establishing a commercial operation in Europe and Canada and receiving favorable governmental pricing and reimbursement approvals in the various European countries and securing coverage from private insurance plans and reimbursement from public (provincial) drug reimbursement plans in Canada; and (vii) InterMune’s ability to obtain or maintain patent or other proprietary intellectual property protections. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, including, when available, its Quarterly Report on Form 10-Q for the six months ended June 30, 2013, all of which are available via InterMune’s web site at www.intermune.com.

Esbriet® is a registered trademark of InterMune, Inc.

Financial tables follow:

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenue, net
Esbriet	$14,400	$5,538	$24,930	$10,418
Costs and expenses:
Cost of goods sold	1,943	3,323	4,319	4,183
Research and development	27,531	25,166	53,407	48,378
Selling, general and administrative	37,273	25,642	67,249	51,926

Total costs and expenses	66,747	54,131	124,975	104,487

Loss from operations	(52,347)	(48,593)	(100,045)	(94,069)

Interest income	115	159	252	304
Interest expense	(3,634)	(2,237)	(7,117)	(4,442)
Embedded conversion derivative	(6,336)	—	2,422	—
Loss on extinguishment of debt	—	—	(7,900)	—
Other income (expense)	(574)	(139)	(94)	(1,124)

Loss from continuing operations before income taxes	(62,776)	(50,810)	(112,482)	(99,331)
Income tax expense (benefit)	481	(9,213)	880	(9,389)

Loss from continuing operations, net of taxes	(63,257)	(41,597)	(113,362)	(89,942)

Income from discontinued operations, net of taxes	387	32,340	617	34,055

Net loss	$(62,870)	$(9,257)	$(112,745)	$(55,887)

Basic net income (loss) per common share:
Continuing operations	(0.78)	(0.64)	(1.43)	(1.38)
Discontinued operations	0.01	0.50	0.01	0.52

	$(0.77)	$(0.14)	$(1.42)	$(0.86)

Shares used in computing basic net income (loss) per common share	81,210	64,943	79,321	64,858

Shares used in computing diluted net income (loss) per common share	81,210	64,943	79,321	64,858

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	June 30, 2013	December 31, 2012
Cash, cash equivalents and available-for-sale securities	$386,731	$307,986
Acquired product rights, net	17,750	18,250
Other assets	46,396	37,230

Total assets	$450,877	$363,466

Total other liabilities	$48,894	$56,899
Convertible notes, net	262,156	240,250
Stockholders’ equity	139,827	66,317

Total liabilities and stockholders’ equity	$450,877	$363,466

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